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                                                                     Exhibit 1.1



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                               [CHINA MOBILE LOGO]

                        CHINA MOBILE (HONG KONG) LIMITED
                                  ANNOUNCEMENT

The Board of Directors of China Mobile (Hong Kong) Limited (the "Company") announces that Mr. Ding Donghua retired on 3 July 2002 and has resigned from his posts as a Director and the Chief Financial Officer of the Company. The Board takes this opportunity to acknowledge the contributions of Mr. Ding Donghua to the Company with the highest regard and deepest gratitude.

The Board is pleased to announce that, with effect from 3 July 2002, Mr. Xue Taohai has been appointed as a Director, the Vice Chairman and Chief Financial Officer of the Company.

Mr. Xue Taohai, age 46, graduated from Henan University. Mr. Xue was the Deputy Director-General of the Finance Department of the Ministry of Posts and Telecommunications of the PRC, Deputy Director-General of the Department of Financial Adjustment and Clearance of the Ministry of Information Industry and Deputy Director-General of the Directorate General of Telecommunications. Since April 2000, Mr. Xue has been serving as the Vice President of China Mobile Communications Corporation. Mr. Xue has over 23 years of experience in the telecommunications industry and financial management. The Company believes that Mr. Xue's experience and valuable expertise will be of great benefit to the Company.

The Company takes this opportunity to welcome Mr. Xue Taohai as a member of the Board.

                                                      By order of the Board
                                                CHINA MOBILE (HONG KONG) LIMITED
                                                         WANG XIAOCHU
                                                          Chairman

3 July 2002, Hong Kong

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